EXHIBIT 5.1

                   Wilson Sonsini Goodrich & Rosati
                       Professional Corporation

                          650 PAGE MILL ROAD
                    PALO ALTO, CALIFORNIA 94304-1050
              TELEPHONE 415-493-9300   FACSIMILE 415-493-6811
                            WWW.WSGR.COM

                            March 18, 1997


Cirrus Logic, Inc.
3100 W. Warren Avenue
Fremont, CA  94538

        Re:  Cirrus Logic, Inc. Registration Statement on Form S-1
             -----------------------------------------------------

Ladies and Gentlemen:

        We have examined the Registration Statement on Form S-1 to be filed by Cirrus Logic, Inc. (the "Company") with the Securities and Exchange Commission on March 18, 1997 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of 11,591,219 shares of Common Stock (the "Conversion Shares") of the Company upon conversion of $280,750,000 aggregate principal amount of 6% Convertible Subordinate Notes (the "Registrable Notes") of the Company due December 15, 2003 (equal to a conversion rate of 41.2903 shares per $1000 principal amount of Registrable Notes).

        It is our opinion that the Registrable Notes are legally and validly issued, fully paid and nonassessable and that the Registrable Notes are binding obligations of the Company. It is our opinion that the Conversion Shares, when issued and sold in the manner referred to in the Registration Statement, will be legally and validly issued, fully paid and nonassessable.

        We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of or name wherever appearing in the Registration Statement, including the Prospectus constituting a part thereof, and any amendment thereto.

                                Very truly yours,

                                /s/ WILSON, SONSINI, GOODRICH & ROSATI
                                      Professional Corporation



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      SECOND AMENDED AND RESTATED MULTICURRENCY CREDIT AGREEMENT

                          Dated as of June 30, 1997

                                    among

                              CIRRUS LOGIC, INC.,

                       CERTAIN OF ITS SUBSIDIARIES and

                       BANK OF AMERICA NATIONAL TRUST
                           AND SAVINGS ASSOCIATION







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                              TABLE OF CONTENTS





Section                                                              Page

ARTICLE I  DEFINITIONS                                                 1
                1.01    Certain Defined Terms                          1
                1.02    Other Interpretive Provisions                 14
                1.03    Accounting Principles                         15
                1.04    Currency Equivalents Generally                15
                1.05    Effect of this Agreement                      15

ARTICLE II  THE L/C COMMITMENT                                        16
                2.01    L/C Commitment                                16
                2.02    Voluntary Termination or Reduction of L/C
                        Commitment                                    16
                2.03    Payments by the Borrowers                     16
                2.04    Utilization of L/C Commitment in Offshore
                        Currencies                                    16
                2.05    Borrowings by Subsidiaries                    17


ARTICLE III  THE LETTERS OF CREDIT 17
                3.01    Operation of the Letter of Credit Facility    17
                3.02    Issuance, Amendment and Renewal of Letters
                        of Credit                                     18
                3.03    Existing Bank Letters of Credit; Drawings
                        and Reimbursements                            19
                3.04    Interest                                      20
                3.05    Role of the Bank                              20
                3.06    Obligations Absolute                          21
                3.07    Collateralization                             22
                3.08    Fees                                          22
                3.09    Computation of Fees and Interest              23
                3.10    Agreed Alternative Currencies                 23
                3.11    Uniform Customs and Practice                  23



ARTICLE IV  TAXES, YIELD PROTECTION AND ILLEGALITY                    23
                4.01    Taxes                                         23
                4.02    Increased Costs and Reduction of Return       25
                4.03    Certificates of Bank                          25
                4.04    Survival                                      25



ARTICLE V  CONDITIONS PRECEDENT                                       26
                5.01    Conditions of Initial Credit Extensions       26
                        (a)     Credit Agreement                      26
                        (b)     Resolutions; Incumbency               26
                        (c)     Organization Documents; Good Standing 26
                        (d)     Legal Opinions                        26
                        (e)     Payment of Fees                       27
                        (f)     Collateral Documents                  27
                        (g)     Collateralization                     27
                        (h)     Other Documents                       27

                5.02    Conditions to All Credit Extensions           27
                        (a)     Application                           27
                        (b)     Continuation of Representations
                                and Warranties                        27
                        (c)     No Existing Default                   27
                        (d)     Collateralization                     28


ARTICLE VI  REPRESENTATIONS AND WARRANTIES                            28
                6.01    Corporate Existence and Power                 28
                6.02    Corporate Authorization; No Contravention     28
                6.03    Governmental Authorization                    29
                6.04    Binding Effect                                29
                6.05    Litigation                                    29
                6.06    No Default                                    29
                6.07    Use of Proceeds; Margin Regulations           29
                6.08    Title to Collateral                           29
                6.09    Taxes                                         29
                6.10    Financial Condition and Operations            30
                6.11    Collateral Documents                          30
                6.12    Regulated Entities                            30
                6.13    Full Disclosure                               30
                6.14    Solvency                                      31
                6.15    No Outstanding Loans                          31



ARTICLE VII  AFFIRMATIVE COVENANTS                                    31
                7.01    Financial Statements                          31
                7.02    Certificates; Other Information               32
                7.03    Notices                                       32
                7.04    Preservation of Corporate Existence, Etc.     32
                7.05    Insurance                                     33
                7.06    Payment of Obligations                        33
                7.07    Compliance with Laws                          33
                7.08    Inspection of Property and Books and Records  33
                7.09    Use of Letters of Credit                      34
                7.10    Further Assurances                            34



ARTICLE VIII  NEGATIVE COVENANTS                                      34
                8.01    Limitation on Liens                           34
                8.02    Disposition of Assets                         34
                8.03    Consolidations and Mergers                    34
                8.04    Use of Letters of Credit                      35
                8.05    Change in Business                            35



ARTICLE IX  EVENTS OF DEFAULT                                         35
                9.01    Event of Default                              35
                        (a)     Non-Payment                           35
                        (b)     Representation or Warranty            35
                        (c)     Specific Defaults                     36
                        (d)     Other Defaults                        36
                        (e)     Ancillary Defaults                    36
                        (f)     Insolvency; Voluntary Proceedings     36
                        (g)     Insolvency; Involuntary Proceedings   36
                        (h)     Monetary Judgments                    37
                        (i)     Change of Control                     37
                        (j)     Collateral                            37
                        (k)     Adverse Change                        37
                        (l)     Guaranty Defaults                     37
                9.02    Remedies                                      38
                9.03    Rights Not Exclusive                          38



        ARTICLE X  [Intentionally ommitted]                           38



ARTICLE XI  MISCELLANEOUS                                             38
                11.01   Amendments and Waivers                        38
                11.02   Notices                                       38
                11.03   No Waiver; Cumulative Remedies                39
                11.04   Costs and Expenses                            39
                11.05   Indemnification                               40
                11.06   Payments Set Aside                            40
                11.07   Successors and Assigns                        40
                11.08   Assignments, Participations, Etc.             40
                11.09   Confidentiality                               41
                11.10   Set-off                                       42
                11.11   Automatic Debits of Fees                      42
                11.12   Counterparts                                  42
                11.13   Severability                                  43
                11.14   No Third Parties Benefited                    43
                11.15   Governing Law and Jurisdiction                43
                11.16   Waiver of Jury Trial                          43
                11.17   Judgment                                      44
                11.18   Entire Agreement                              44



SCHEDULES

        Schedule 3.03   Existing Bank Letters of Credit
        Schedule 11.02  Lending Offices; Addresses for Notices





EXHIBITS

        Exhibit A       Eligible Securities
        Exhibit B-1     Form of Legal Opinion of Wilson, Sonsini, Goodrich
                        & Rosati
        Exhibit B-2     Form of Legal Opinion of Appelby, Spurling & Kempe
        Exhibit C       Form of Certificate for Additional Subsidiary
                        Borrowers





          SECOND AMENDED AND RESTATED MULTICURRENCY CREDIT AGREEMENT



     This SECOND AMENDED AND RESTATED MULTICURRENCY CREDIT AGREEMENT is entered into as of June 30, 1997, among Cirrus Logic, Inc., a California corporation (the "Company"), the "Subsidiary Borrowers" from time to time party hereto, and Bank of America National Trust and Savings Association, (the "Bank").

     WHEREAS, the Company, certain Subsidiaries of the Company, the Bank
(as letter of credit issuing bank and agent for the Original Banks), The Bank of Nova Scotia and Morgan Guaranty Trust Company of New York, as co-agents, and certain financial institutions (the "Original Banks"), were parties to that certain Amended and Restated Multicurrency Credit Agreement dated as of October 31, 1996 (as amended prior to the date hereof, the "Prior Credit Agreement");

     WHEREAS, the Company and the Subsidiary Borrowers have requested that the Bank agree to amend and restate the Prior Credit Agreement, such that, among other things, (a) the Original Banks will be replaced by the Bank,
(b) the credit facility will be solely a letter of credit facility,
(c) Cirrus Logic KK, Crystal Semiconductor Corporation and Pacific Communication Sciences, Inc. will cease to be Subsidiary Borrowers, and
(d) this Agreement will be modified as otherwise set forth herein;

     WHEREAS, the Bank is willing to extend certain secured letter of credit facilities to the Company and the Subsidiary Borrowers and the Bank agrees to amend and restate the Prior Credit Agreement as provided in this Agreement;

     NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties agree as follows:


                                  ARTICLE I

                                 DEFINITIONS
                                -------------


     1.01 Certain Defined Terms. The following terms have the following meanings:

             "Affiliate" means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities, membership interests, by contract, or otherwise.

             "Agreed Alternative Currency" has the meaning specified in subsection 3.10.

             "Agreement" means this Second Amended and Restated Multicurrency Credit Agreement.

             "Assignee" has the meaning specified in subsection 11.08(a).

             "Attorney Costs" means and includes all reasonable fees and disbursements of any law firm or other external counsel, the reasonable allocated cost of internal legal services and all disbursements of internal counsel.

             "Bank" has the meaning specified in the introductory clause hereto.

             "Banking Day" means any day other than a Saturday, Sunday or other day on which commercial banks in New York City or San Francisco are authorized or required by law to close and with respect to any disbursements and payments in and calculations pertaining to any Offshore Currency, a day on which commercial banks are also open for foreign exchange business in London, England, and on which dealings in the relevant Offshore Currency are carried on in the applicable offshore foreign exchange interbank market in which disbursement of or payment in such Offshore Currency will be made or received hereunder.

             "Bankruptcy Code" means the Federal Bankruptcy Reform Act of 1978 (11 U.S.C. e101, et seq.).

             "Bank-Related Persons" means the Bank, together with its respective Affiliates and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

             "Bank's Payment Office" means (i) in respect of payments in Dollars, the address for payments set forth on Schedule 11.02 or such other address as the Bank may from time to time specify in accordance with Section 11.02, and, (ii) in the case of payments in any Offshore Currency, such address as the Bank may from time to time specify in accordance with Section 11.02.

              "Base Rate" means, for any day, the higher of: (a) 0.50% per annum above the latest Federal Funds Rate; and (b) the rate of interest in effect for such day as publicly announced from time to time by the Bank in San Francisco, California, as its "reference rate." (The "reference rate" is a rate set by the Bank based upon various factors including the Bank's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.)

             Any change in the reference rate announced by the Bank shall take effect at the opening of business on the day specified in the public announcement of such change.

             "Borrowers" means the Company and the Subsidiary Borrowers. References to "the Borrower" in relation to any particular L/C Obligation shall be deemed to refer to the applicable Borrower with respect to that L/C Obligation.

             "Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks in New York City or San
     Francisco are authorized or required by law to close and, if the applicable Business Day relates to a transaction in an Offshore Currency, means a Banking Day.

             "Capital Adequacy Regulation" means any guideline, request or directive of any central bank or other Governmental Authority, or any other law, rule or regulation, whether or not having the force of law, in each case, regarding capital adequacy of any bank or of any corporation controlling a bank.

             "Change of Control" means (a) any "person" (as such term is used in subsections 13(d) and 14(d) of the Exchange Act) or group of persons on or after the Closing Date, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 35% or more of the combined voting power of the Company's then-outstanding voting securities, or (b) the existing directors for any reason cease to constitute a majority of the Company's board of directors. "Existing directors" means
     (x) individuals constituting the Company's board of directors on the Closing Date, and (y) any subsequent director whose election by the board of directors or nomination for election by the Company's shareholders was approved by a vote of at least a majority of the directors then in office, which directors either were directors on the Closing Date or whose election or nomination for election was previously so approved.

             "Closing Date" means the date on which all conditions precedent set forth in Section 5.01 are satisfied or waived by the Bank.

             "Code" means the Internal Revenue Code of 1986, and regulations promulgated thereunder.

             "Collateral" means either (i) cash or deposit account balances with institutions acceptable to the Bank, or (ii) Eligible Securities.

             "Collateralize" means to pledge, deposit and deliver or otherwise provide a perfected first priority security interest in favor of the Bank in Collateral, at least equal to the relevant Security Margin, pursuant to documentation in a form and substance satisfactory to the Bank.

             "Collateral Documents" means, collectively, (i) the Security Agreement and all financing statements in respect thereof (or comparable documents now or hereafter filed in accordance with the UCC or comparable law), (ii) the Guaranty, and (iii) any amendments, supplements, modifications, renewals, replacements, consolidations, substitutions and extensions of any of the foregoing.

             "Contractual Obligation" means, as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement to which such Person is a party or by which it or any of its property is bound.

             "Credit Extension" means the Issuance of any Letters of Credit hereunder (including the Existing Bank Letters of Credit).

             "Default" means any event or circumstance which, with the giving of notice, the lapse of time, or both, would (if not cured or otherwise remedied during such time) constitute an Event of Default.

             "Dollar Equivalent" means, at any time, (a) as to any amount denominated in Dollars, the amount thereof at such time, and (b) as to any amount denominated in an Offshore Currency, the equivalent amount in Dollars as determined by the Bank at such time on the basis of the Spot Rate for the purchase of Dollars with such Offshore Currency on the relevant date of determination.

             "Dollars," "dollars" and "$" each mean lawful money of the United States.

             "Effective Amount" means with respect to any outstanding L/C Obligations on any date, the Dollar Equivalent amount of such L/C Obligations on such date after giving effect to any Issuances of Letters of Credit occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date. For purposes of determining the Effective Amount in respect of any Letters of Credit to be issued in an Offshore Currency or any Offshore
     Currency L/C Obligations outstanding, the amount of any such Letters of Credit and other Offshore Currency L/C Obligations shall be the Dollar Equivalent amount thereof.

             "Eligible Assignee" means (a) a commercial bank organized under the laws of the United States, or any state thereof, and having a combined capital and surplus of at least $100,000,000;
     (b) a commercial bank organized under the laws of any other country which is a member of the OECD, or a political subdivision of any such country, and having a combined capital and surplus of at least $100,000,000; provided that, such bank is acting through a branch or agency located in the United States; and (c) a Person that is primarily engaged in the business of commercial banking and that is (i) a Subsidiary of a Bank, (ii) a Subsidiary of a Person of which a Bank is a Subsidiary, or (iii) a Person of which a Bank is a Subsidiary.

             "Eligible Securities" means securities instruments or other investments of such type and nature as may be designated by the Bank and the Company from time to time in Exhibit A (as such Exhibit may be amended, modified or supplemented by agreement in writing between the Bank and Company from time to time.

             "Environmental Claims" means all claims, however asserted, by any Governmental Authority or other Person alleging potential liability or responsibility for violation of any Environmental
     Law, or for release or injury to the environment.

             "Environmental Laws" means all federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authorities, in each case relating to environmental, health, safety and land use matters.

             "ERISA" means the Employee Retirement Income Security Act of 1974, and regulations promulgated thereunder.

             "ERISA Affiliate" means any trade or business (whether or not incorporated) under common control with the Company within the meaning of Section 414(b) or (c) of the Code (and Sections
     414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

             "ERISA Event" means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Company or any ERISA
     Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations which is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Company or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Company or any ERISA Affiliate.

             "Event of Default" means any of the events or circumstances specified in Section 9.01.

             "Exchange Act" means the Securities Exchange Act of 1934, and regulations promulgated thereunder.

             "Existing Bank Letters of Credit" means the letters of credit described in Schedule 3.03.

             "FDIC" means the Federal Deposit Insurance Corporation, and any Governmental Authority succeeding to any of its principal functions.

             "Federal Funds Rate" means, for any day, the rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Bank of New York (including any such successor, "H.15(519)") on the preceding Business Day opposite the caption "Federal Funds
     (Effective)"; or, if for any relevant day such rate is not so published on any such preceding Business Day, the rate for such day will be the arithmetic mean as determined by the Bank of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (New York City time) on that day by each of three leading brokers of Federal funds transactions in New York City selected by the Bank.

             "FRB" means the Board of Governors of the Federal Reserve System, and any Governmental Authority succeeding to any of its principal functions.

             "Further Taxes" means any and all present or future taxes, levies, assessments, imposts, duties, deductions, fees, withholdings or similar charges (including, without limitation, net income taxes and franchise taxes), and all liabilities with respect thereto, imposed by any jurisdiction on account of amounts payable or paid pursuant to Section 4.01.

             "FX Trading Office" means the Foreign Exchange Trading Center #5193, San Francisco, California, of the Bank, or such other of the Bank's offices as the Bank may designate from time to time.

             "GAAP" means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the Closing Date.

             "Governmental Authority" means any nation or government, any state or other political subdivision thereof, any central bank
     (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

             "Guaranty" means the Guaranty entered by the Company in favor of the Bank dated as of the date hereof, in form and substance satisfactory to the Bank.

             "Guaranty Obligation" means, as to any Person, any direct or indirect liability of that Person, whether or not contingent, with or without recourse, with respect to any Indebtedness, lease, dividend, letter of credit or other obligation (the "primary obligations") of another Person (the "primary obligor"), including any obligation of that Person (i) to purchase, repurchase or otherwise acquire such primary obligations or any security therefor, (ii) to advance or provide funds for the payment or discharge of any such primary obligation, or to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (iv) otherwise to assure or hold harmless the holder of any such primary obligation against loss in respect thereof. The amount of any Guaranty Obligation shall be deemed equal to the stated or determinable amount of the primary obligation in respect of which such Guaranty Obligation is made or, if not stated or if indeterminable, the maximum reasonably anticipated liability in respect thereof.

             "Honor Date" has the meaning specified in subsection 3.03(c).

             "Indebtedness" of any Person means, without duplication, (a) all indebtedness for borrowed money; (b) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than trade payables entered into in the ordinary course of business on ordinary terms); (c) all non-contingent reimbursement or payment obligations with respect to Surety Instruments (including non-contingent obligations under Letters of Credit); (d) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses; (e) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to property acquired by the Person (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property); (f) all obligations with respect to capital leases; (g) all indebtedness referred to in clauses (a) through (f) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness (but only to the extent of the value of such property); and (h) all Guaranty Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (a) through (g) above.

     For all purposes of this Agreement (other than for the calculations required by Section 9.01(e)), the Indebtedness of any Person shall include all recourse Indebtedness of any partnership or joint venture formed as a general partnership in which such Person is a general partner.

             "Indemnified Liabilities" has the meaning specified in Section
     11.05.

             "Indemnified Person" has the meaning specified in Section
     11.05.

             "Independent Auditor" has the meaning specified in subsection 7.01(a).

             "Insolvency Proceeding" means, with respect to any Person, (a) any case, action or proceeding with respect to such Person before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors; undertaken under U.S. Federal, state or foreign law, including the Bankruptcy Code.

             "IRS" means the Internal Revenue Service, and any Governmental Authority succeeding to any of its principal functions under the Code.

             "Issuance Date" has the meaning specified in subsection
     3.01(a).

             "Issue" means, with respect to any Letter of Credit, to incorporate the Existing Bank Letters of Credit into this Agreement, or to issue or to extend the expiry of, or to renew or increase the amount of, such Letter of Credit; and the terms "Issued," "Issuing" and "Issuance" have corresponding meanings.

             "L/C Amendment Application" means an application form for amendment of outstanding Letters of Credit in such form as the Bank shall require.

             "L/C Application" means an application form for issuances of Letters of Credit in such form as the Bank shall require; provided that, a Borrower may apply for a Letter of Credit via electronic transmission.

             "L/C Borrowing" means the Dollar Equivalent of an extension of credit resulting from a drawing under any Letter of Credit which shall not have been reimbursed on the date when made.

             "L/C Commitment" means the commitment of the Bank to Issue Letters of Credit (including the Existing Bank Letters of
     Credit) from time to time Issued or outstanding under Article
     III, in an aggregate amount not to exceed on any date the amount of $35,000,000, as the same shall be reduced as a result of a reduction in the L/C Commitment pursuant to Section 2.02.

             "L/C Obligation" means in relation to any Letter of Credit at any time the sum of (a) the aggregate undrawn amount of such Letter of Credit then outstanding, plus (b) the amount of all unreimbursed drawings under such Letter of Credit, including all outstanding L/C Borrowings relating thereto; and L/C Obligations means the aggregate of such amounts for all Letters of Credit.

             "L/C-Related Documents" means the Letters of Credit, the L/C Applications, the L/C Amendment Applications and any other document relating to any Letter of Credit, including any of the Bank's standard form documents for letter of credit issuances.

             "L/C Value" means, as determined by the Bank, (i) with respect to any Letter of Credit, the Dollar Equivalent of the maximum amount available for drawing under such Letter of Credit together with all fees accrued thereon, and (ii) with respect to any L/C Borrowing, the principal amount thereof together with all interest and fees accrued thereon.

             "Lending Office" means, the office or offices of the Bank specified as its "Lending Office" or "Domestic Lending Office" or "Offshore Lending Office," as the case may be, on Schedule 11.02, or such other office or offices as the Bank may from time to time notify the Company.

             "Letters of Credit" means the Existing Bank Letters of Credit and any letters of credit (whether standby letters of credit, commercial documentary letters of credit, performance guaranty letters of credit, or bid bond letters of credit) Issued by the Bank pursuant to
     Article III.

             "Lien" means any security interest, mortgage, deed of trust, pledge, hypothecation, assignment, charge or deposit arrangement, encumbrance, lien (statutory or other) or preferential arrangement of any kind or nature whatsoever in respect of any property (including those created by, arising under or evidenced by any conditional sale or other title retention agreement, the interest of a lessor under a capital lease, any financing lease having substantially the same economic effect as any of the foregoing, or the filing of any financing statement naming the owner of the asset to which such lien relates as debtor, under the Uniform Commercial Code or any comparable law) and any contingent or other agreement to provide any of the foregoing, but not including the interest of a lessor under an operating lease.

             "Loan Documents" means this Agreement, the Collateral Documents, the L/C-Related Documents, and all other documents delivered to the Bank in connection herewith or therewith.

             "Margin Stock" means "margin stock" as such term is defined in Regulation G, T, U or X of the FRB.

             "Material Adverse Effect" means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, condition (financial or otherwise) or prospects of the Company and its Subsidiaries taken as a whole; (b) a material impairment of the Company's or any Subsidiary's performance under, or compliance with, any Loan Document; or (c) a material adverse effect upon (i) the legality, validity, binding effect or enforceability against the Company or any Subsidiary of any Loan Document; or (ii) the perfection or priority of any Lien under any of the Collateral Documents.

             "Maturity Date" means the earlier to occur of:

                 (a)   June 30, 1998; and

                 (b) the date on which the L/C Commitment terminates in accordance with the provisions of this Agreement.



             "Multiemployer Plan" means a "multiemployer plan," within the meaning of Section 4001(a)(3) of ERISA, to which the Company or any ERISA Affiliate makes, is making, or is obligated to make contributions or, during the preceding three calendar years, has made, or been obligated to make, contributions.

             "Obligations" means all advances, debts, liabilities, obligations, covenants and duties arising under any Loan Document owing by the Borrowers to the Bank, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising.

             "OECD" means the Organization of Economic Cooperation and Development.

             "Offshore Currency" means at any time English pounds sterling, French francs, Deutsche mark, Japanese yen and any Agreed Alternative Currency.

             "Organization Documents" means, for any corporation, the certificate or articles of incorporation, the bylaws, any certificate of determination or instrument relating to the rights of preferred shareholders of such corporation, any shareholder rights agreement, and all applicable resolutions of the board of directors (or any committee thereof) of such corporation.

             "Other Taxes" means any present or future stamp, court or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, this Agreement or any other Loan Documents.

             "Participant" has the meaning specified in subsection 11.08(b).

             "PBGC" means the Pension Benefit Guaranty Corporation, or any Governmental Authority succeeding to any of its principal functions under ERISA.

             "Pension Plan" means a pension plan (as defined in Section
     3(2) of ERISA) subject to Title IV of ERISA which the Company sponsors, maintains, or to which it makes, is making, or is obligated to make contributions, or in the case of a multiple employer plan (as described in Section 4064(a) of ERISA) has made contributions at any time during the immediately preceding five (5) plan years.

             "Permitted Liens" shall mean (a) ordinary course liens for taxes, fees or assessments or other governmental charges, either not yet due and payable or which are being contested in good faith and in an appropriate manner and for which there are adequate reserves posted in accordance with GAAP; and (b) ordinary course liens which constitute banker's liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with any bank or other financial institution, whether arising by operation of law or pursuant to contract, in each case for clauses (a) and (b), which liens are junior to the liens of the Bank in the sole determination of the Bank.

             "Permitted Swap Obligations" means all obligations (contingent or otherwise) of the Company or any Subsidiary existing or arising under Swap Contracts, provided that each of the following criteria is satisfied: (a) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of mitigating risks associated with liabilities, commitments or assets held by such Person, or changes in the value of securities issued by such Person in conjunction with a securities repurchase program not otherwise prohibited hereunder, and not for purposes of speculation or taking a "market view;"
     (b) such Swap Contracts do not contain (i) any provision ("walk-away" provision) exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party, or
     (ii) any provision creating or permitting the declaration of an event of default, termination event or similar event upon the occurrence of an Event of Default hereunder.

             "Person" means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or Governmental Authority.

             "Plan" means an employee benefit plan (as defined in Section 3(3) of ERISA) which the Company sponsors or maintains or to which the Company makes, is making, or is obligated to make contributions and includes any Pension Plan.

             "Prior Credit Agreement" has the meaning specified in the recitals hereto.

             "Prior Loan Documents" means the Prior Credit Agreement and all instruments, agreements and documents executed and delivered (or, as the case may be, ratified and reaffirmed) in connection therewith or pursuant thereto.

             "Reportable Event" means, any of the events set forth in
     Section 4043(c) of ERISA or the regulations thereunder, other than any such event for which the 30-day notice requirement under ERISA has been waived in regulations issued by the PBGC.

             "Requirement of Law" means, as to any Person, any law
     (statutory or common), treaty, rule or regulation or determination of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon the Person or any of its property or to which the Person or any of its property is subject (including, without limitation, Environmental Laws).

             "Responsible Officer" means the chief executive officer, the president or the chief financial officer of the Company, or any other officer having substantially the same authority and responsibility.

             "Same Day Funds" means (i) with respect to disbursements and payments in Dollars, immediately available funds, and (ii) with respect to disbursements and payments in an Offshore Currency, same day or other funds as may be determined by the Bank to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Offshore Currency.

             "SEC" means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

             "Security Agreement" means the Security Agreement relating to the Collateral executed by the Company in favor of the Bank dated the date hereof (and all similar agreements that may be executed from time to time in favor of the Bank in relation to Collateral), which shall be in form and substance satisfactory to the Bank.

             "Security Margin" (i) in the case of Collateral in the form of cash or deposit account balances acceptable to the Bank, means 100% of the L/C Value; and (ii) in the case of Collateral in the form of Eligible Securities, means Eligible Securities with a marked to market value (as determined by the Bank) equal to at least the percentage of the L/C Value relevant to such Eligible Security as specified in Exhibit A.

             "Solvent" means, as to any Person at any time, that (a) the fair value of the property of such Person is greater than the amount of such Person's liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated for purposes of Section 101(31) of the Bankruptcy Code and, in the alternative, for purposes of the California Uniform Fraudulent Transfer Act; (b) the present fair saleable value of the property of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person is able to realize upon its property and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business; (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature; and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's property would constitute unreasonably small capital. For purposes of making the calculations required by this definition, the amount of any disputed, contingent or unliquidated liabilities shall be the reasonably anticipated amount thereof or the amount thereof discounted to reflect the likelihood of payment of such liability being actually required.

             "Spot Rate" for a currency means the rate quoted by the Bank as the spot rate for the purchase by the Bank of such currency with another currency through its FX Trading Office at approximately
     8:00 a.m. (San Francisco time) on the date two Banking Days prior to the date as of which the foreign exchange computation is made.

             "Subsidiary" of a Person means any corporation, association, partnership, limited liability company, joint venture or other business entity of which more than 50% of the voting stock, membership interests or other equity interests (in the case of Persons other than corporations), is owned or controlled directly or indirectly by the Person, or one or more of the Subsidiaries of the Person, or a combination thereof. Unless the context otherwise clearly requires, references herein to a "Subsidiary" refer to a Subsidiary of the Company.

             "Subsidiary Borrower" means Cirrus Logic International, Ltd. and any other Subsidiary becoming a Subsidiary Borrower under Section
     2.05 hereto.

             "Surety Instruments" means all letters of credit (including standby and commercial), banker's acceptances, bank guaranties, shipside bonds, surety bonds and similar instruments.

             "Swap Contract" means any agreement, whether or not in writing, relating to any transaction that is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap or option, bond, note or bill option, interest rate option, forward foreign exchange transaction, cap, collar or floor transaction, currency swap, cross-currency rate swap, swaption, currency option or any other, similar transaction (including any option to enter into any of the foregoing) or any combination of the foregoing, and, unless the context otherwise clearly requires, any master agreement relating to or governing any or all of the foregoing.

             "Swap Termination Value" means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a) the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined by the Company based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include any Bank).

             "Tangible Net Worth" means, as of the date of determination, the total assets of the Company and its consolidated Subsidiaries (exclusive of goodwill, licensing agreements, patents, trademarks, trade names, organization expenses, treasury stock, unamortized debt discount and premium, deferred charges and other like intangibles) less all reserves applicable to such tangible assets and all liabilities (including accrued and deferred income taxes and all liabilities whether or not by their terms they are subordinated liabilities).

             "Taxes" means any and all present or future taxes, levies, assessments, imposts, duties, deductions, fees, withholdings or similar charges, and all liabilities with respect thereto, excluding taxes imposed on or measured by the Bank's net income by the jurisdiction
     (or any political subdivision thereof) under the laws of which the Bank is organized or maintains a lending office.

             "UCC" means the Uniform Commercial Code as in effect in the State of California.

             "Unfunded Pension Liability" means the excess of a Plan's benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Plan's assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.


             "United States" and "U.S." each means the United States of America.

             "Wholly-Owned Subsidiary" means any corporation in which (other than directors' qualifying or local ownership shares required by law) 100% of the capital stock of each class having ordinary voting power, and 100% of the capital stock of every other class, in each case, at the time as of which any determination is being made, is owned, beneficially and of record, by the Company, or by one or more of the other Wholly-Owned Subsidiaries, or both.

     1.02 Other Interpretive Provisions. (a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

             (b) The words "hereof," "herein," "hereunder" and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement; and subsection, Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

             (c) (i) The term "documents" includes any and all instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced.

                  (ii) The term "including" is not limiting and means "including without limitation."

                  (iii) In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including"; the words "to" and "until" each mean "to but excluding," and the word "through" means "to and including."

                  (iv) The term "property" includes any kind of property or asset, real, personal or mixed, tangible or intangible.


             (d) Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document, and (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting the statute or regulation.

             (e) The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

             (f) This Agreement and other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms. Unless otherwise expressly provided, any reference to any action of the Bank by way of consent, approval or waiver shall be deemed modified by the phrase "in its/their sole discretion."

             (g) This Agreement and the other Loan Documents are the result of negotiations among and have been reviewed by counsel to the Bank and the Company and are the products of all parties. Accordingly, they shall not be construed against the Bank merely because of the Bank's involvement in their preparation.



     1.03 Accounting Principles. (a) Unless the context otherwise clearly requires, all accounting terms not expressly defined herein shall be construed, and all financial computations required under this Agreement shall be made, in accordance with GAAP, consistently applied.

             (b) References herein to "fiscal year" and "fiscal quarter" refer to such fiscal periods of the Company.

     1.04 Currency Equivalents Generally. For all purposes of this Agreement (but not for purposes of the preparation of any financial statements delivered pursuant hereto), the equivalent in any Offshore Currency or other currency of an amount in Dollars, and the equivalent in Dollars of an amount in any Offshore Currency or other currency, shall be determined at the Spot Rate.

     1.05 Effect of this Agreement. This Agreement amends and restates the Prior Credit Agreement in its entirety. All references in any Prior Loan Documents (including any UCC financing statements) to the Prior Credit Agreement, regardless of how such term is defined in any such Prior Loan Documents (including any UCC financing statements), shall be deemed to refer to this Agreement.


                                 ARTICLE II

                             THE L/C COMMITMENT
                             ------------------


     2.01 L/C Commitment. Subject to the terms and conditions of this Agreement, the Bank agrees to issue, from time to time, Letters of Credit for the account of the Borrowers; provided that at no time shall the L/C Obligations exceed the L/C Commitment.

     2.02 Voluntary Termination or Reduction of L/C Commitment. The Company may, upon not less than three Business Days' prior notice to the Bank, terminate the L/C Commitment, or permanently reduce the L/C Commitment by an aggregate minimum Dollar Equivalent amount of $5,000,000 or any Dollar Equivalent multiple of $5,000,000 in excess thereof; unless, after giving effect thereto, the Effective Amount of all L/C Obligations would exceed the amount of the L/C Commitment then in effect. Once reduced in accordance with this Section, the L/C Commitment may not be increased. All accrued commitment and letter of credit fees to, but not including, the effective date of any reduction of L/C Commitment, shall be paid on the effective date of such reduction.

     2.03 Payments by the Borrowers. (a) All payments to be made by the Borrowers shall be made without set-off, recoupment or counterclaim. Except as otherwise expressly provided herein, all payments by the Borrowers shall be made to the Bank at the Bank's Payment Office, and, with respect to obligations denominated or payable in an Offshore Currency shall be made in such Offshore Currency, and, with respect to all other amounts payable hereunder, shall be made in Dollars. Such payments shall be made in Same Day Funds, and (i) in the case of Offshore Currency payments, no later than such time on the dates specified herein and at such banking office as may be determined by the Bank to be necessary for such payment to be credited on such date in accordance with normal banking procedures in the place of payment, and (ii) in the case of any Dollar payments, no later than 9:00 a.m. (San Francisco time) on the date specified herein. Any payment received by the Bank later than 9:00 a.m. (San Francisco time) or later than the time specified by the Bank as provided in clause (i) above (in the case of Offshore Currency payments) shall be deemed to have been received on the following Business Day and any applicable interest or fee shall accrue.

             (b) Whenever any payment is due on a day other than a Business Day, such payment shall be made on the following Business Day, and such extension of time shall in such case be included in the computation of interest or fees, as the case may be.

     2.04 Utilization of L/C Commitment in Offshore Currencies. For the purposes of determining the utilization of the L/C Commitment, or otherwise as required by this Agreement, the Bank will determine the Dollar Equivalent amount of any Offshore Currency L/C Obligations as of the issuance dates of the applicable Letters of Credit or the incurring of the applicable L/C Borrowing and at such times as the Bank, in its sole discretion, shall determine thereafter.

     2.05 Borrowings by Subsidiaries. Each Subsidiary Borrower hereby irrevocably appoints the Company as its agent and attorney-in-fact, authorized to execute and deliver on its behalf any and all statements, certificates, documents and agreements as may be required or contemplated hereunder, and to receive any and all notices and other communications from the Bank hereunder and to perform on such Subsidiary Borrower's behalf any and all other acts, deeds and requirements of this Agreement. From time to time, the Company may designate additional Wholly-Owned Subsidiaries as Subsidiary Borrowers by delivering to the Bank a fully executed original certificate in the form of Exhibit C hereto, together with all documents required by such certificate, whereupon, upon the Bank's acknowledgment of receipt of same, such designated Wholly-Owned Subsidiaries shall also be deemed Subsidiary Borrowers for all purposes hereof.


                                ARTICLE III

                           THE LETTERS OF CREDIT
                          -----------------------

     3.01 Operation of the Letter of Credit Facility. (a) On the terms and conditions set forth herein the Bank agrees, (A) from time to time on any Business Day during the period from the Closing Date to the Business Day prior to the Maturity Date to Issue Letters of Credit (which Letters of Credit may be Issued in an Agreed Alternative Currency) for the account of the Borrowers, and to amend or renew Letters of Credit previously Issued by it, in accordance with subsections 3.02(c) and 3.02(d), and (B) to honor drafts under the Letters of Credit; provided that, the Bank shall not be obligated to Issue any Letter of Credit if as of the date of Issuance of such Letter of Credit (the "Issuance Date") (1) the Effective Amount of all L/C Obligations exceeds the L/C Commitment or (2) such Letter of Credit shall not have been Collateralized in accordance with Section 3.07. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrowers' ability to obtain Letters of Credit shall be fully revolving, and, accordingly, the Borrowers may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit which have expired or which have been drawn upon and reimbursed.

             (b) The Bank is under no obligation to Issue any Letter of Credit if:



                  (i) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Bank from Issuing such Letter of Credit, or any Requirement of Law applicable to the Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Bank shall prohibit, or request that the Bank refrain from, the Issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Bank is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the Bank any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Bank in good faith deems material to it;

                  (ii) on or prior to the Business Day prior to the requested date of Issuance of such Letter of Credit, one or more of the applicable conditions contained in Article V is not then satisfied;

                  (iii) the expiry date of any requested Letter of Credit is more than two years after the date of Issuance, unless the Bank has approved such expiry date in writing;

                  (iv) the expiry date of any requested Letter of Credit is prior to the maturity date of any financial obligation to be supported by the requested Letter of Credit;

                  (v) any requested Letter of Credit is not otherwise in form and substance acceptable to the Bank, or the Issuance of a Letter of Credit shall violate any applicable policies of the Bank;

                  (vi) any standby Letter of Credit is for the purpose of supporting the issuance of any letter of credit by any other Person;

                  (vii) such Letter of Credit is denominated in a currency other than Dollars, French francs, Deutsche marks, English pounds sterling, Yen, or an Agreed Alternative Currency; or

                  (viii) the proposed Letter of Credit is to be used as a guaranty of the performance of non-monetary actions (a performance guarantee letter of credit) or in support of any bid or similar offer (a bid bond letter of credit), unless the Bank in its sole discretion, from time to time, agrees to such use.

     3.02    Issuance, Amendment and Renewal of Letters of Credit.  (a)
Each Letter of Credit shall be issued upon the irrevocable written or electronic transmission request of a Borrower received by the Bank at least four days (or such shorter time as the Bank may agree in a particular instance in its sole discretion) prior to the proposed date of issuance.
Each such request for issuance of a Letter of Credit shall be by facsimile, confirmed immediately in an original writing, in the form of an L/C Application or electronic transmission, and shall specify in form and detail satisfactory to the Bank: (i) the proposed date of issuance of the Letter of Credit (which shall be a Business Day); (ii) the face amount of the Letter of Credit; (iii) the expiry date of the Letter of Credit; (iv) the name and address of the beneficiary thereof; (v) the documents to be presented by the beneficiary of the Letter of Credit in case of any drawing thereunder;
(vi) the full text of any certificate to be presented by the beneficiary in case of any drawing thereunder; (vii) the type of the Letter of Credit (commercial, financial standby, performance guarantee or bid bond);
and (viii) such other matters as the Bank may require.

             (b) Unless (A) issuance of the Letter of Credit is not then permitted under subsection 3.01(a) as a result of the limitations set forth in clauses (1) or (2) thereof; or (B) one or more conditions specified in
Article V are not then satisfied; then, subject to Section 3.01(b) and the terms and conditions hereof, the Bank shall, on the requested date, issue a Letter of Credit for the account of the Borrower in accordance with the Bank's usual and customary business practices.

             (c) From time to time while a Letter of Credit is outstanding and prior to the Business Day preceding the Maturity Date, the Bank will, upon the written request or electronic transmission of the Borrower received by the Bank at least four days (or such shorter time as the Bank may agree in a particular instance in its sole discretion) prior to the proposed date of amendment, amend any Letter of Credit issued by it. Each such request for amendment of a Letter of Credit shall be made by facsimile, confirmed immediately in an original writing, or electronic transmission, made in the form of an L/C Amendment Application and shall specify in form and detail satisfactory to the Bank: (i) the Letter of Credit to be amended; (ii) the proposed date of amendment of the Letter of Credit (which shall be a Business
Day); (iii) the nature of the proposed amendment; and (iv) such other matters as the Bank may require. The Bank shall be under no obligation to amend any Letter of Credit if: (A) the Bank would have no obligation at such time to issue such Letter of Credit in its amended form under the terms of this Agreement; or (B) the beneficiary of any such letter of Credit does not accept the proposed amendment to the Letter of Credit.

             (d) The Bank may, at its sole discretion and subject to such terms or conditions as it may specify from time to time, agree to the automatic renewal of any Letter of Credit Issued by it. If the Bank agrees to the automatic renewal of a Letter of Credit, the Borrower may by four Business Days prior written notice request the non-renewal of such Letter of Credit. Each such request for non-renewal of a Letter of Credit shall be made in writing or electronic transmission and shall specify (A) the Letter of Credit number; (B) the beneficiary's name; and (C) that the Bank is instructed to notify the beneficiary of non-renewal.

             (e) The Bank may, at its election, deliver any notices of termination or other communications to any Letter of Credit beneficiary or transferee, and take any other action as necessary or appropriate, at any time and from time to time, in order to cause the expiry date of such Letter of Credit to be a date not later than two years after the Maturity Date.

             (f) This Agreement shall control in the event of any conflict with any L/C-Related Document (other than any Letter of Credit).



     3.03    Existing Bank Letters of Credit; Drawings and Reimbursements.
(a) On and after the Closing Date, the Existing Bank Letters of Credit shall be deemed for all purposes, including for purposes of the fees to be collected pursuant to Section 3.08 and reimbursement of costs and expenses to the extent provided herein, to be Letters of Credit outstanding under this Agreement and entitled to the benefits of this Agreement and the other Loan Documents, and shall be governed by the applications and agreements pertaining thereto and by this Agreement. For purposes of Sections 2.01, the Existing Bank Letters of Credit shall be deemed to utilize the L/C Commitment in an amount equal to the L/C value thereof.

             (b) In the event of any request for a drawing under a Letter of Credit by the beneficiary or transferee thereof, the Bank will promptly notify the Borrower. The Borrower shall reimburse the Bank prior to 10:00 a.m. (San Francisco time), on each date that any amount is paid by the Bank under any Letter of Credit (each such date, an "Honor Date"), in an amount (and in the same currency) equal to the amount so paid by the Bank.
In the event the Borrower fails to reimburse the Bank for the full amount of any drawing under any Letter of Credit by 10:00 a.m. (San Francisco time) on the Honor Date, the Dollar Equivalent of such unreimbursed drawings in respect of Letters of Credit shall constitute an L/C Borrowing and shall thereafter bear interest as provided for in Section 3.04. L/C Borrowings shall be deemed incurred on the Honor Date under such Letter of Credit. L/C Borrowings shall be due and payable on the demand of the Bank. Any notice given by the Bank pursuant to this subsection 3.03(b) may be oral if immediately confirmed in writing (including by facsimile); provided that, the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

      3.04 Interest. (a) Each L/C Borrowing shall bear interest on the outstanding principal amount thereof from the applicable drawing date at a rate per annum equal to the Base Rate. After and during the continuance of an Event of Default, the L/C Borrowings shall bear interest (after as well as before entry of judgment thereon to the extent permitted by law) at a rate per annum equal to the Base Rate plus 1%. Interest on L/C Borrowings shall be paid monthly in arrears and on the date of any repayment of L/C Borrowings.

             (b) Anything herein to the contrary notwithstanding, the obligations of the Borrower to the Bank hereunder shall be subject to the limitation that payments of interest shall not be required for any period for which interest is computed hereunder, to the extent (but only to the extent) that contracting for or receiving such payment by such Bank would be contrary to the provisions of any law applicable to the Bank limiting the highest rate of interest that may be lawfully contracted for, charged or received by the Bank, and in such event the Borrowers shall pay the Bank interest at the highest rate permitted by applicable law.

     3.05 Role of the Bank. (a) Each Borrower agrees that, in paying any drawing under a Letter of Credit, the Bank shall not have any responsibility to obtain any document (other than any sight draft and certificates expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.

             (b) Each Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower's pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. No Bank-Related Person, nor any of the respective correspondents, participants or assignees of the Bank, shall be liable or responsible for any of the matters described in clauses (i) through (vii) of Section 3.06; provided, however, anything in such clauses to the contrary notwithstanding, that the Borrower may have a claim against the Bank, and the Bank may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by the Bank's willful misconduct or gross negligence or the Bank's willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing: (i) the Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary; and (ii) the Bank shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

     3.06 Obligations Absolute. The obligations of any Borrower under this Agreement and any L/C-Related Document to reimburse the Bank for a drawing under a Letter of Credit, and to repay any L/C Borrowing shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement and each such other L/C-Related Document under all circumstances, including the following:

                  (i) any lack of validity or enforceability of this Agreement or any L/C-Related Document;

                  (ii) any change in the time, manner or place of payment of, or in any other term of, all or any of the obligations of the Borrower in respect of any Letter of Credit or any other amendment or waiver of or any consent to departure from all or any of the L/C-Related Documents;

                  (iii) the existence of any claim, set-off, defense or other right that the Borrower may have at any time against any beneficiary or any transferee of any Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the Bank or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by the L/C-Related Documents or any unrelated transaction;

                  (iv) any draft, demand, certificate or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit;

                  (v) any payment by the Bank under any Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of any Letter of Credit; or any payment made by the Bank under any Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of any Letter of Credit, including any arising in connection with any Insolvency Proceeding;

                  (vi) any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any other guarantee, for all or any of the obligations of the Borrower in respect of any Letter of Credit; or

                  (vii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or a guarantor.



     3.07 Collateralization. (a) (i) On or before the Closing Date, the Company shall Collateralize the Existing Bank Letters of Credit; (ii) on or before the Issuance of any Letter of Credit the Company shall Collateralize such Letter of Credit. Any collateral provided pursuant to this Section shall continue in effect until the relevant L/C Obligation is repaid or otherwise irrevocably discharged in full. After and during the continuance of an Event of Default and after the Maturity Date the Bank may, in its sole discretion, set off or otherwise enforce its rights with respect to any Collateral and use such Collateral to fund drawings under Letter of Credit.

             (b) If at any time any collateral provided pursuant to this Section shall be less than the L/C Value of any relevant L/C Obligation, the Company shall forthwith further Collateralize such L/C Obligation.

     3.08 Fees. (a) The Borrowers shall pay to the Bank a letter of credit fee equal to 0.20% of the outstanding L/C Value of each Letter of Credit (other than for commercial Letters of Credit, for which the letter of credit fee shall be an amount equal to 0.125% of the L/C Value of such commercial Letters of Credit of which 0.0625% of such L/C Value shall be due and payable upon issuance of the applicable commercial Letter of Credit and 0.0625% of such L/C Value shall be due and payable upon negotiation of the applicable commercial Letter of Credit). Such fees shall be due and payable quarterly in arrears on the last Business Day of each calendar quarter during which Letters of Credit are outstanding, commencing on the first quarterly date after the Closing Date.

             (b) The Borrowers shall pay to the Bank from time to time on demand the normal issuance, presentation, amendment and other processing fees and other standard costs and charges of the Bank, relating to Letters of Credit, as from time to time in effect.

             (c) Notwithstanding anything to the contrary in any Loan Document, upon the occurrence and during the continuation of any Event of Default arising under Sections 9.01(a), (f), (g), (j) or (l) or any breach of
Section 3.07, the amount of any fees payable by the Borrower under Section 3.08(a) shall be increased by .30% of the outstanding L/C Value of each Letter of Credit.

             (d) The Company shall pay to Bank a commitment fee on the average daily unused portion of the L/C Commitment, computed on a quarterly basis, in arrears on the last Business Day of each calendar quarter based upon the daily utilization for that quarter, as calculated by the Bank, equal to 0.10% per annum.

     3.09 Computation of Fees and Interest. (a) All computations of interest when the Base Rate is determined by the Bank's "reference rate" shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more interest being paid than if computed on the basis of a 365-day year). Interest and fees payable under this Agreement shall accrue daily.

             (b) Each determination of an interest rate or a Dollar Equivalent amount by the Bank shall be conclusive and binding on the Borrowers in the absence of manifest error.

     3.10 Agreed Alternative Currencies. The Borrowers shall be entitled to request that Letters of Credit also be permitted to be Issued in any other lawful currency constituting a eurocurrency (other than Dollars), in addition to the eurocurrencies specified in the definition of "Offshore Currency" herein, that in the opinion of the Bank is at such time freely traded in the offshore interbank foreign exchange markets and is transferable and freely convertible into Dollars (an "Agreed Alternative Currency"). The Borrower shall deliver to the Bank a request for the designation of an Agreed Alternative Currency, in accordance with Section 11.02, to be received by the Bank at least ten (10) Business Days in advance of the date for Issuance of the relevant Letter of Credit proposed to be Issued in such Agreed Alternative Currency. The Bank may grant such a request in its sole discretion and will promptly notify the Company of the acceptance or rejection of a request.

     3.11 Uniform Customs and Practice. The Uniform Customs and Practice for Documentary Credits as published by the International Chamber of Commerce most recently at the time of issuance of any Letter of Credit shall (unless otherwise expressly provided in the Letters of Credit) apply to the Letters of Credit.


                                  ARTICLE IV


                      TAXES, YIELD PROTECTION AND ILLEGALITY
                     -----------------------------------------

     4.01 Taxes. (a) Any and all payments by the Borrowers to the Bank under this Agreement and any other Loan Document shall be made free and clear of, and without deduction or withholding for, any Taxes. In addition, the Borrowers shall pay all Other Taxes.

             (b) If a Borrower shall be required by law to deduct or withhold any Taxes, Other Taxes or Further Taxes from or in respect of any sum payable hereunder to the Bank, then subject to Section 4.01(f):

                  (i) the sum payable shall be increased as necessary so that, after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section), the Bank receives and retains an amount equal to the sum it would have received and retained had no such deductions or withholdings been made;

                  (ii) the Borrower shall make such deductions and withholdings;

                  (iii) the Borrower shall pay the full amount deducted or withheld to the relevant taxing authority or other authority in accordance with applicable law; and

                  (iv) the Borrower shall also pay to the Bank, at the time interest is paid, Further Taxes in the amount that the Bank specifies as necessary to preserve the after-tax yield it would have received if such Taxes, Other Taxes or Further Taxes had not been imposed, but only if such Taxes, Other Taxes or Further Taxes are imposed because the Borrower has made any payment to the Bank hereunder or under any other Loan Document from a Person or entity outside of the United States to a Person or entity inside of the United States or from a Person or entity inside of the United States to a Person or entity outside of the United States.
             (c) The Borrowers agree to indemnify and hold the Bank harmless for the full amount of (i) Taxes, (ii) Other Taxes, and (iii)
Further Taxes referred to in Section 4.01(b) in the amount that the Bank specifies in writing to the applicable Borrower as necessary to preserve the after-tax yield the Bank would have received if such Taxes, Other Taxes or Further Taxes had not been imposed, but only if such Taxes, Other Taxes or Further Taxes are imposed because the Borrower has made any payment to the Bank hereunder or under any other Loan Document from outside of the United States to a Person or entity inside of the United States or from a Person or entity inside of the United States to a Person or entity outside of the United States, and any liability (including penalties, interest, additions to tax and expenses, provided, however, that such Borrower shall not be responsible for such penalty, interest or expense resulting from the gross negligence or willful misconduct of the Bank) arising therefrom or with respect thereto, whether or not such Taxes, Other Taxes or Further Taxes were correctly or legally asserted. Payment under this indemnification shall be made within 30 days after the date the Bank makes written demand therefor.

             (d) Within 30 days after the date of any payment by any Borrower of Taxes, Other Taxes or Further Taxes, the Borrower shall furnish to the Bank the original or a certified copy of a receipt evidencing payment thereof, or other evidence of payment satisfactory to the Bank.

             (e) If a Borrower is required to pay any amount to the Bank pursuant to Sections 4.01(b) or 4.01(c), then the Bank shall use reasonable efforts (consistent with legal and regulatory restrictions) to change the jurisdiction of its Lending Office so as to eliminate any such additional payment by the Borrower which may thereafter accrue, if such change in the sole judgment of the Bank is not otherwise disadvantageous to the Bank.

             (f) The Bank agrees that it will cooperate with the Company and the other Borrowers to minimize amounts payable by the Company and such other Borrowers under this Section 4.01; provided, however, that the Bank shall not be obligated by reason of this Section 4.01(f) to disclose any information regarding its tax affairs or tax computations or to reorder its tax or other affairs or tax or other planning, or to undertake any action that it deems to involve incurring any risk of liability or cost to itself or which requires any expenditure of effort that it deems unreasonable under the circumstances.

     4.02 Increased Costs and Reduction of Return. (a) If the Bank determines that, due to either (i) the introduction of or any change (other than a change in the rate of taxation imposed on or measured by the Bank's net income by the jurisdiction (or any political subdivision thereof) under the laws of which the Bank is organized or maintains a lending office) in or in the interpretation of any law or regulation or (ii) the compliance by the Bank with any guideline or request from any central bank or other Governmental Authority announced after the date hereof (whether or not having the force of law), there shall be any increase in the cost to the Bank of agreeing to issue, issuing or maintaining any Letter of Credit or of agreeing to make or making, funding or maintaining any L/C Borrowing, then the Borrowers shall be liable for, and shall from time to time, within 30 days after written notice from the Bank, pay to the Bank additional amounts as are sufficient to compensate the Bank for the increased costs.

             (b) If the Bank shall have determined that (i) the introduction announced after the date hereof of any Capital Adequacy Regulation, (ii) any change in any Capital Adequacy Regulation, (iii) any change announced after the date hereof in the interpretation or administration of any Capital Adequacy Regulation by any central bank or other Governmental Authority charged with the interpretation or administration thereof, or (iv) compliance by the Bank (or its Lending Office) or any corporation controlling the Bank with any Capital Adequacy Regulation, affects or would affect the amount of capital required to be maintained by the Bank or any corporation controlling the Bank and (taking into consideration such Bank's or such corporation's policies with respect to capital adequacy and such Bank's desired return on capital) determines that the amount of such capital is increased as a consequence of its L/C Commitment, L/C Borrowings or obligations under this Agreement, then, upon demand of the Bank to the appropriate Borrower or Borrowers, such Borrowers shall pay to the Bank, from time to time as specified by the Bank, additional amounts sufficient to compensate the Bank for such increase.

     4.03 Certificates of Bank. If the Bank claims reimbursement or compensation under this Article IV it shall deliver to the Company a certificate setting forth in reasonable detail the amount payable to the Bank hereunder and such certificate shall be conclusive and binding on the Company in the absence of manifest error; provided, however, that the Company shall not be liable for any such amount attributable to any period prior to the date 180 days prior to the date that an officer at such Bank directly responsible for the administration of this Agreement knew or reasonably should have known of such claim for reimbursement or compensation.

     4.04 Survival. The agreements and obligations of the Company in this Article IV shall survive the payment of all other Obligations.



                                ARTICLE V

                           CONDITIONS PRECEDENT
                          ----------------------


     5.01 Conditions of Initial Credit Extensions. The obligation of the Bank to make its initial Credit Extension hereunder is subject to the condition that the Bank shall have received on or before the Closing Date all of the following, in form and substance satisfactory to the Bank:

             (a) Credit Agreement. This Agreement executed by each party hereto.
             (b)     Resolutions; Incumbency.

                  (i) Copies of the resolutions of the board of directors or other governing body of the Company and each Subsidiary that is a party to a Loan Document authorizing the transactions contemplated hereby, certified as of the Closing Date by the Secretary or an Assistant Secretary or other applicable officer of such Person; and

                  (ii) A certificate of the Secretary or Assistant Secretary or other applicable officer of the Company and each Subsidiary that is party to a Loan Document certifying the names and true signatures of the officers of the Company or such Subsidiary authorized to execute, deliver and perform, as applicable, this Agreement, and all other Loan Documents to be delivered by it hereunder.


             (c) Organization Documents; Good Standing. Each of the following documents:

                  (i) a certificate of the Secretary or Assistant Secretary or other applicable officer of the Company and each Subsidiary that is a party to a Loan Document, certifying as of the Closing Date that the copies of the articles or certificate of incorporation and the bylaws or equivalent charter documents of the Company and each Subsidiary party to any Loan Document delivered to the Bank prior to the date hereof remain true and correct copies of such documents (without any amendments having been made thereto); and

                  (ii) a good standing certificate for the Company and each Subsidiary party to any Loan Document from the Secretary of State (or similar, applicable Governmental Authority) of its state of incorporation and each state where the Company or such Subsidiary is qualified to do business as a foreign corporation as of a recent date or the equivalent of such good standing certificates for each foreign incorporated Subsidiary party to any Loan Document.

             (d) Legal Opinions. Opinion of Wilson, Sonsini, Goodrich & Rosati, counsel to the Company and addressed to the Bank, substantially in the form of Exhibit B-1, together with the opinion of Appelby, Spurling & Kempe, addressed to the Bank, substantially in the form of Exhibit B-2.

             (e) Payment of Fees. Evidence of payment by the Company of all accrued and unpaid fees, costs and expenses to the extent then due and payable on the Closing Date (including, without limitation, any upfront fees then due), together with Attorney Costs of the Bank to the extent invoiced prior to or on the Closing Date, plus such additional amounts of Attorney Costs as shall constitute the Bank's reasonable estimate of Attorney
Costs incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude final settling of accounts between the Company and the Bank).

             (f) Collateral Documents. The Collateral Documents executed by the appropriate parties thereto, in appropriate forms for recording, where necessary, together with:

                  (i) acknowledgment copies of filings, registrations and recordings necessary and advisable to perfect the Liens of the Bank in accordance with applicable law;

                  (ii) evidence that all other actions necessary or, in the opinion of the Bank, desirable to perfect and protect the security interest created by the Collateral Documents have been taken; and

                  (iii) evidence that all other actions necessary or, in the opinion of the Bank, desirable to perfect and protect the first priority Lien created by the Collateral Documents, and to enhance the Bank's ability to preserve and protect its interests in and access to the Collateral, have been taken.

             (g) Collateralization. The Company shall have Collateralized the Existing Bank Letters of Credit.

             (h) Other Documents. Such other approvals, opinions, documents or materials as the Bank may request.

     5.02 Conditions to All Credit Extensions. The obligation of the Bank to Issue any Letter of Credit is subject to the satisfaction of the following conditions precedent on the relevant Issuance Date:

             (a) Application. The Bank shall have received an L/C Application or L/C Amendment Application, as required under Section 3.02;

             (b) Continuation of Representations and Warranties. The representations and warranties in Article VI shall be true and correct on and as of such Issuance Date with the same effect as if made on and as of such Issuance Date; and

             (c) No Existing Default. No Default or Event of Default shall exist or shall result from such Issuance; and

             (d) Collateralization. The proposed Letter of Credit has been Collateralized in accordance with this Agreement.

Each L/C Application or L/C Amendment Application submitted by a Borrower hereunder shall constitute a representation and warranty by the Company and such Borrower hereunder, as of the date of each such notice and as of the Issuance Date, that the conditions in this Section 5.02 are satisfied.


                                 ARTICLE VI

                         REPRESENTATIONS AND WARRANTIES
                        ---------------------------------


     The Borrowers severally represent and warrant to the Bank that:

     6.01 Corporate Existence and Power. Each of the Borrowers and their Subsidiaries:

             (a) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation;

             (b) is duly qualified as a foreign corporation and is licensed and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification or license and a failure to so qualify could reasonably be expected to have a Material Adverse Effect; and

             (c) is in compliance with all Requirements of Law except where failure to be in compliance could not reasonably be expected to have a Material Adverse Effect.

     Each of the Borrowers has the power and authority and all material governmental licenses, authorizations, consents and approvals to own its assets, carry on its business and to execute, deliver, and perform its obligations under the Loan Documents to which it is a party.


     6.02 Corporate Authorization; No Contravention. The execution, delivery and performance by the Company and each other Borrower of this Agreement and each other Loan Document to which such Person is party, have been duly authorized by all necessary corporate action, and do not and will not:

             (a) contravene the terms of any of that Person's Organization Documents;

             (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, any document evidencing any Contractual Obligation to which such Person is a party or any order, injunction, writ or decree of any Governmental Authority to which such Person or its property is subject; or

             (c)   violate any Requirement of Law.

     6.03 Governmental Authorization. Except for actions and filings required herein, no approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority (except for recordings or filings in connection with the Liens granted to the Bank under the Collateral Documents) is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Company or any other Borrower of the Agreement or any other Loan Document.

     6.04 Binding Effect. This Agreement and each other Loan Document to which the Company or any of its Subsidiaries is a party constitutes the legal, valid and binding obligation of each of the Company and any of its Subsidiaries to the extent it is a party thereto, enforceable against such Person in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors' rights generally or by equitable principles relating to enforceability.

     6.05 Litigation. There are no actions, suits, proceedings, claims or disputes pending, or to the best knowledge of the Company and each of the other Borrowers, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, against the Company, or any of its Subsidiaries or any of their respective properties which purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby or thereby.

     6.06 No Default. No Default or Event of Default exists or would result from the incurring of any Obligations by the Borrowers or from the grant or perfection of the Liens of the Bank on the Collateral. As of the Closing Date, neither the Company nor any Borrower is in default under or with respect to any Contractual Obligation in any respect which, individually or together with all such defaults, could reasonably be expected to have a Material Adverse Effect, or that would, if such default had occurred after the Closing Date, create an Event of Default under subsection 9.01(e).

     6.07 Use of Proceeds; Margin Regulations. Neither the Company nor any Subsidiary is generally engaged in the business of purchasing or selling Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock. The Credit Extensions shall be used solely for the purposes set forth in and permitted by Sections 7.10 and 8.04.

     6.08 Title to Collateral. As of the Closing Date, the Collateral covered by the Collateral Documents is subject to no Liens, other than as created by the Collateral Documents and Permitted Liens.

     6.09 Taxes. The Company and its Subsidiaries have filed all Federal and other material tax returns and reports required to be filed, and have paid all Federal and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being or will be contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP. The Company has not received any notice of any proposed tax assessment against the Company or any Subsidiary that would, if made, have a Material Adverse Effect.

     6.10 Financial Condition and Operations. (a) The unaudited consolidated financial statements of the Company and its consolidated Subsidiaries dated March 30, 1997 and the related consolidated statements of financial condition, income or operations, and cash flows for the fiscal year ended on that date:

                  (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and

                  (ii) fairly present in all material respects the financial condition of the Company and its Subsidiaries as of the date thereof and results of operations for the period covered thereby.

             (b)   Since March 30, 1997, there has been no Material Adverse
Effect.

     6.11 Collateral Documents. (a) The provisions of each of the Collateral Documents are effective to create in favor of the Bank a legal, valid and enforceable, first priority security interest in all right, title and interest of the Company in the collateral described therein.

             (b) All representations and warranties of the Company contained in the Collateral Documents are true and correct in all material respects on or as of the date made or deemed made.

     6.12 Regulated Entities. None of the Company, any Person controlling the Company, or any Subsidiary, is an "Investment Company" within the meaning of the Investment Company Act of 1940. The Company is not subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, any state public utilities code, or any other Federal or state statute or regulation limiting its ability to incur Indebtedness.

     6.13 Full Disclosure. None of the representations or warranties made by the Company or any Subsidiary in the Loan Documents as of the date such representations and warranties are made or deemed made, and none of the statements contained in any exhibit, report, written statement or certificate furnished by or on behalf of the Company or any Subsidiary in connection with the Loan Documents (including the offering and disclosure materials delivered by or on behalf of the Company to the Bank prior to the Closing Date; provided, however, that any analysts' reports and articles written by third parties, whether contained within offering or disclosure materials or otherwise provided to the Bank, shall be excluded from the representations made herein) contains any untrue statement of a material fact or (taken together with all such exhibits, reports, statements, certificates and filings with the Securities and Exchange Commission) omits any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading as of the time when made or delivered; provided that nothing in this Section 6.13 shall apply to any projections, forward-looking information or other similar or related information furnished by or on behalf of any Company or any Subsidiary in connection with the Loan Documents.

     6.14    Solvency.  The Company and each Borrower are Solvent.

     6.15 No Outstanding Loans. As at the Closing Date, there are no Loans (as defined in the Prior Credit Agreement) outstanding under the Prior Credit Agreement other than Existing Bank Letters of Credit.


                              ARTICLE VII

                         AFFIRMATIVE COVENANTS
                        ------------------------


     So long as any Bank shall have any L/C Commitment hereunder, or any Obligation (other than indemnity obligations which remain inchoate at such time) shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding:

     7.01 Financial Statements. The Company shall deliver to the Bank and each Bank, in form and detail satisfactory to the Bank:

             (a) as soon as available, but not later than 100 days after the end of each fiscal year (commencing with the fiscal year ended March 30, 1997), a copy of the audited consolidated balance sheet of the Company and its consolidated Subsidiaries as at the end of such year and the related consolidated statements of income or operations, shareholders' equity and cash flows for such year, setting forth in each case in comparative form the figures for the previous fiscal year, and accompanied by the opinion of Ernst & Young or another nationally recognized independent public accounting firm ("Independent Auditor") which report shall state that such consolidated financial statements present fairly the financial position for the periods indicated in conformity with GAAP applied on a basis consistent with prior years except as otherwise indicated therein. Such opinion shall not be qualified or limited because of a restricted or limited examination by the Independent Auditor of any material portion of the Company's or any Subsidiary's records and shall be delivered to the Bank pursuant to a reliance agreement between the Bank and such Independent Auditor in form and substance reasonably satisfactory to the Bank;

             (b) as soon as available, but not later than 60 days after the end of each of the fiscal quarters of each fiscal year (commencing with the fiscal quarter ended September 29, 1996), a copy of the unaudited consolidated balance sheet of the Company and its consolidated Subsidiaries as of the end of such quarter and the related consolidated statements of income, shareholders' equity and cash flows for the period commencing on the first day and ending on the last day of such quarter, and certified by a Responsible Officer as fairly presenting, in accordance with GAAP (subject to ordinary, good faith year-end audit adjustments), the financial position and the results of operations of the Company and the Subsidiaries.

     7.02 Certificates; Other Information. The Company shall furnish to the Bank:

             (a) promptly, copies of all financial statements and reports that the Company sends to its shareholders, and copies of all financial statements and regular, periodical or special reports (including Forms 10K, 10Q, S-1, S-3 and 8K) that the Company or any Subsidiary may make to, or file with, the SEC within 10 days of filing; and

             (b) promptly, such additional information regarding the business, financial or corporate affairs of the Company or any Subsidiary as the Bank may from time to time reasonably request.

     7.03 Notices. The Company shall promptly upon a Responsible Officer becoming aware thereof notify, and shall cause each Subsidiary Borrower to notify, the Bank:

             (a)   of the occurrence of any Default or Event of Default;

             (b) of any matter that has resulted or could be reasonably expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of the Company or any Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between the Company or any Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Company or any Subsidiary; including pursuant to any applicable Environmental Laws; and

             (c) of any material change in accounting policies or financial reporting practices by the Company or any of its consolidated Subsidiaries.

              Each notice under this Section shall be accompanied by a written statement by a Responsible Officer setting forth details of the occurrence referred to therein, and stating what action, if any, the Company or any affected Subsidiary or Borrower, as appropriate, proposes to take with respect thereto and at what time. Each notice under subsection 7.03(a) shall describe with particularity any and all clauses or provisions of this Agreement or other Loan Document that have been (or foreseeably will be) breached or violated.

     7.04 Preservation of Corporate Existence, Etc. Except as otherwise permitted under Section 8.03, the Company shall, and shall cause each other Borrower to:

             (a) preserve and maintain in full force and effect its corporate existence and good standing under the laws of its state or jurisdiction of incorporation;

             (b) use reasonable efforts consistent with prudent business practices to preserve and maintain in full force and effect all governmental rights, privileges, qualifications, permits, licenses and franchises necessary or desirable in the normal conduct of its business except in connection with transactions permitted by Section 8.03; and

             (c) use reasonable efforts consistent with prudent business practices, in the ordinary course of business, to preserve its business organization and goodwill.

     7.05 Insurance. The Company shall maintain, and shall cause each Subsidiary to maintain, with financially sound and reputable independent insurers, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other
Persons.

     7.06 Payment of Obligations. The Company shall, and shall cause each Subsidiary to, pay and discharge as the same shall become due and payable, all their respective obligations and liabilities, including:

             (a) all material tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless
(i) the same are being contested in good faith by appropriate proceedings and adequate reserves in accordance with GAAP are being maintained by the Company or such Subsidiary, or (ii) the failure to so pay could reasonably be expected to have a Material Adverse Effect; and

             (b) all lawful claims which, if unpaid, would by law become a Lien upon the Collateral except for Permitted Liens.

     7.07 Compliance with Laws. The Company shall comply, and shall cause each Subsidiary to comply, in all material respects with all Requirements of Law of any Governmental Authority having jurisdiction over it or its business (including the Federal Fair
Labor Standards Act), except such as may be contested in good faith or as to which a bona fide dispute may exist or where non-compliance would not have a Material Adverse Effect.

     7.08 Inspection of Property and Books and Records. The Company shall maintain and shall cause each Subsidiary to maintain proper books of record and account, sufficient to prepare financial statements in accordance with GAAP. The Company shall permit, and shall cause each Subsidiary to permit, representatives and independent contractors of the Bank to visit and inspect any of their respective properties, to examine and audit their respective corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss their respective affairs, finances and accounts with their respective directors, officers, and independent public accountants, and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Company; provided, however, when an Event of Default exists the Bank may do any of the foregoing at the expense of the applicable Borrower at any time during normal business hours and without advance notice.

     7.09 Use of Letters of Credit. The Borrowers shall use the Letters of Credit for general corporate purposes and not in contravention of any Requirement of Law or of any Loan Document.

     7.10 Further Assurances. Promptly upon request by the Bank, the Company and the Subsidiary Borrowers shall (and shall cause any of their Subsidiaries to) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register, any and all such further acts, deeds, conveyances, security agreements, assignments, estoppel certificates, financing statements and continuations thereof, termination statements, notices of assignment, transfers, certificates, assurances and other instruments the Bank may reasonably require from time to time in order (i) to carry out more effectively the purposes of this Agreement or any other Loan Document, (ii) to perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and the Liens intended to be created thereby, (iii) to better assure, convey, grant, assign, transfer, preserve, protect and confirm to the Bank the rights granted or now or hereafter granted to the Bank under any Loan Document or under any other document executed in connection therewith, and (iv) to Collateralize any Letter of Credit or L/C Borrowing in accordance with the terms of this Agreement.



                                  ARTICLE VIII

                                NEGATIVE COVENANTS
                              ----------------------


     So long as any Bank shall have any L/C Commitment hereunder, or other Obligation (other than indemnity obligations which remain inchoate at such time) shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding:

     8.01 Limitation on Liens. The Company shall not, and shall not suffer or permit any Subsidiary to, directly or indirectly, make, create, incur, assume or suffer to exist any Lien upon or with respect to any part of the Collateral covered by the Collateral Documents, other than Liens created by the Collateral
Documents and Permitted Liens.

     8.02 Disposition of Assets. The Company shall not, and shall not suffer or permit any Subsidiary to, directly or indirectly, sell, assign, lease, convey, transfer or otherwise dispose of any interest in any of the Collateral.

     8.03 Consolidations and Mergers. The Company shall not, and shall not suffer or permit any Borrower to, merge, consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except:

             (a) any Borrower may merge with the Company or another Subsidiary, provided, that, in a merger involving the Company, the Company shall be the continuing or surviving corporation, or with any one or more Subsidiaries, provided, that if any transaction shall be between a Subsidiary and a Wholly-Owned
Subsidiary, the Wholly-Owned Subsidiary shall be the continuing or surviving corporation;

             (b) any Borrower may sell all or substantially all of its assets (upon voluntary liquidation or otherwise), to the Company or any Wholly-Owned Subsidiary; and

             (c) any Borrower may merge or consolidate with or into any other entity, or any other entity may merge with or into the Company or any Subsidiary, in connection with any acquisition by the Company or any Subsidiary provided, (i) the other entity engages in a line of business which would be permitted under
Section 8.05; (ii) the resulting entity is the Company or a Wholly-Owned Subsidiary of the Company; and (iii) no Default or Event of Default has occurred or would occur as a result of such merger or consolidation.

     8.04 Use of Letters of Credit. The Company shall not, and shall not suffer or permit any Subsidiary to, use any portion of any Letter of Credit, directly or indirectly, (i) to purchase or carry Margin Stock, (ii) to repay or otherwise refinance indebtedness of the Company or others incurred to purchase or carry Margin Stock, or (iii) to extend credit for the purpose of purchasing or carrying any Margin Stock.

     8.05 Change in Business. The Company shall not, and shall not suffer or permit any other Borrower to, engage in any material line of business substantially different from those lines of business carried on by the Company and its Subsidiaries on the date hereof or any business substantially related or incidental thereto.


                               ARTICLE IX

                             EVENTS OF DEFAULT
                            -------------------


     9.01 Event of Default. Any of the following shall constitute an "Event of Default":

             (a) Non-Payment. Any Borrower fails to pay, (i) when and as required to be paid herein any L/C Borrowing, (ii) fails to Collateralize any L/C Obligation within 3 days after the date required by the Bank, or (iii) within 3 days after the same becomes due, any interest, fee or any other amount payable hereunder or under any other Loan Document provided, however, that each Borrower shall have 30 days grace to pay any legal fees and expenses after the same become due and payable; or

             (b) Representation or Warranty. Any representation or warranty by the Company or any Subsidiary made or deemed made herein, in any other Loan Document, or which is contained in any certificate, document or financial or other statement by the Company, any Subsidiary, or any Responsible Officer, furnished at any time under this Agreement, or in or under any other Loan
Document, is incorrect in any material respect on or as of the date made or deemed made; or

             (c) Specific Defaults. The Company or any Subsidiary fails to perform or observe any term, covenant or agreement contained in
Section 7.04(a) or in Article VIII; or

             (d) Other Defaults. The Company or any Subsidiary party thereto fails to perform or observe any other term or covenant contained in this Agreement or any other Loan Document, and such default shall continue unremedied for a period of 30 days after the earlier of (i) the date upon which a Responsible Officer knew or reasonably should have known of such failure or (ii) the date upon which written notice thereof is given to the Company by the Bank; or

             (e) Ancillary Defaults. (i) The Company or any Subsidiary (A) fails to make any payment in respect of any Indebtedness for borrowed money, having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $5,000,000 when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) and such failure continues after the applicable grace or notice period, if any, specified in the relevant document relating to such Indebtedness; or (B) fails to perform or observe any other condition or covenant, or any other event shall occur or condition exist, under any agreement or instrument relating to any such Indebtedness, and such failure continues after the applicable grace or notice period, if any, specified in the relevant document on the date of such failure if the effect of such failure, event or condition is that the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) cause such Indebtedness to be declared to be due and payable prior to its stated maturity, or cash collateral in respect thereof to be demanded; or (ii) any indebtedness is not paid upon maturity or the holder or holders of any Indebtedness
(or a trustee or agent on behalf of such holder or holders) declare to be due and payable on maturity or prior to its stated maturity or to require cash collateral for any Indebtedness where the amount not paid, so declared payable or required to be collateralized exceeds $5,000,000; or

             (f) Insolvency; Voluntary Proceedings. (i) The Company or any Subsidiary (A) voluntarily ceases to conduct its business in the ordinary course (other than any Subsidiary which on the Closing
Date is not a Borrower and the cessation of the activities of which could not reasonably be expected to have a Material
Adverse Effect), (B) commences any Insolvency Proceeding with respect to itself; (ii) any Borrower ceases or fails to be solvent, or generally fails to pay, or admits in writing its inability to pay its debts as they become due, whether at stated maturity or otherwise or takes any action to effectuate or authorize; or (iii) the Company or any Subsidiary, as applicable, takes any action to effectuate or authorize any of the foregoing; or

             (g) Insolvency; Involuntary Proceedings. (i) Any involuntary Insolvency Proceeding is commenced or filed against the Company or any Subsidiary, or any writ, judgment, warrant of attachment, execution or similar process, is issued or levied against a substantial part of the Company's or any Subsidiary's properties, and any such proceeding or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded within 60 days after commencement, filing or levy;
(ii) the Company or any Subsidiary admits the material allegations of a petition against it in any Insolvency
Proceeding, or an order for relief (or similar order under non-U.S. law) is ordered in any Insolvency Proceeding; or (iii) the Company or any Subsidiary acquiesces in the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor), or other similar Person for itself or a substantial portion of its property or business; or

             (h) Monetary Judgments. One or more non-interlocutory judgments, non-interlocutory orders, decrees or arbitration awards is entered against the Company or any other Borrower involving in the aggregate a liability (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage) as to any single or related series of transactions, incidents or conditions, of $5,000,000 or more, and the same shall remain unsatisfied, unvacated and unstayed pending appeal for a period of 30 days after the entry thereof; or

             (i)   Change of Control.  There occurs any Change of Control; or

             (j)   Collateral.

                  (i) any Collateral Document shall for any reason cease to be valid and binding on or enforceable against the Company or the Company shall so state in writing or bring an action to limit its obligations or liabilities thereunder; or

                  (ii) any Collateral Document shall for any reason (other than pursuant to the terms thereof) cease to create a valid security interest in the Collateral purported to be covered thereby or such security interest shall for any reason cease to be a perfected (or the foreign law equivalent) and first priority security interest; or

             (k) Adverse Change. There occurs a Material Adverse Effect, as described in this clause (m), provided, that if a Material
Adverse Effect has occurred due solely to breach of clause (a) of the definition of Material Adverse Effect, the Bank's sole remedy shall be to refuse to provide any new Letters of Credit or other credit facilities (including any amendments or renewals of existing Letters of Credit or other credit facilities) to the Borrowers or their Subsidiaries; or

             (l) Guaranty Defaults. The Company fails in any material respect to perform or observe any term, covenant or agreement contained in the Guaranty; or any term, covenant or agreement in the Guaranty is for any reason partially (including with respect to future advances) or wholly revoked or invalidated by the Company, or the Guaranty otherwise ceases to be in full force and effect, or the Company or any other Person contests in any manner the validity or enforceability thereof or denies that it has any further liability or obligation thereunder.


     9.02 Remedies. If any Event of Default occurs and is continuing, the Bank may,

             (a) declare the L/C Commitment to be, whereupon it shall become, terminated;

             (b) exercise all rights and remedies available to it under the Loan Documents or applicable law;

provided, however, that upon the occurrence of any event specified in subsection (f) or (g) of Section 9.01 (in the case of clause (i) of subsection (g) upon the expiration of the 60-day period mentioned therein), the obligation of the Bank to Issue Letters of Credit shall automatically terminate and the unpaid principal amount of all L/C Borrowings and all interest, fees and other amounts shall automatically become due and payable without further act of the Bank.

      9.03 Rights Not Exclusive. The rights provided for in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.


                               ARTICLE X

                         [Intentionally omitted]


                               ARTICLE XI

                              MISCELLANEOUS
                             ---------------


     11.01 Amendments and Waivers. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by the Company or any applicable Subsidiary therefrom, shall be effective unless the same shall be in writing and signed by the Bank, and the Company or the applicable Subsidiary and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

     11.02 Notices. (a) All notices, requests, consents, approvals, waivers and other communications shall be in writing (including, unless the context expressly otherwise provides, by facsimile transmission, provided that any matter transmitted by the Company or any of its Subsidiaries by facsimile (i) shall be immediately confirmed by a telephone call to the recipient at the number specified on Schedule 11.02, and (ii) shall be followed promptly by delivery of a hard copy original thereof) and mailed, faxed or delivered, to the address or facsimile number specified for notices on Schedule 11.02; or, as directed to the Company or any of its Subsidiaries or the Bank, to such other address as shall be designated by such party in a written notice to the other parties, and as directed to any other party, at such other address as shall be designated by such party in a written notice to the Company or the Bank as appropriate.

             (b) All such notices, requests and communications shall, when transmitted by overnight delivery, or faxed, be effective when delivered for overnight (next-day) delivery, or transmitted in legible form by facsimile machine, respectively, or if mailed, upon the third Business Day after the date deposited into the U.S. mail, or if delivered, upon delivery; except that notices pursuant to Articles II and III to the Bank shall not be effective until actually received by the Bank.

             (c) Any agreement of the Bank herein to receive certain notices by telephone, facsimile or electronic transmission is solely for the convenience and at the request of the Borrowers.
The Bank shall be entitled to rely on the authority of any Person purporting to be a Person authorized by the Borrower to give such notice and the Bank shall not have any liability to the Borrower or other Person on account of any action taken or not taken by the Bank in reliance upon such telephonic, facsimile or electronic transmission notice. The obligation of the Borrowers to repay L/C Obligations shall not be affected in any way or to any extent by any failure by the Bank to receive written confirmation of any telephonic, facsimile or electronic transmission notice or the receipt by the Bank of a confirmation which is at variance with the terms understood by the Bank to be contained in the telephonic, facsimile or electronic transmission notice.

      11.03 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Bank, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

      11.04   Costs and Expenses.  The Borrowers shall:

             (a) whether or not the transactions contemplated hereby are consummated, pay or reimburse the Bank within ten Business Days after demand (subject to subsection 5.01(e)) for all reasonable costs and expenses incurred by the Bank in connection with the development, preparation, delivery, administration and execution of, and any amendment, supplement, waiver or modification to (in each case, whether or not consummated), this Agreement, any Loan
Document and any other documents prepared in connection herewith or therewith, and the consummation of the transactions contemplated hereby and thereby, including reasonable Attorney
Costs incurred by the Bank with respect thereto; and

             (b) pay or reimburse the Bank within ten Business Days after demand (subject to subsection 5.01(e)) for all costs and expenses (including Attorney Costs) incurred by them in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or any other Loan Document during the existence of an Event of Default (including in connection with any "workout" or restructuring, or any Insolvency Proceeding or appellate proceeding).

     11.05 Indemnification. Whether or not the transactions contemplated hereby are consummated, the Borrowers, jointly and severally, shall indemnify, defend and hold the Bank-Related Persons (each, an "Indemnified Person") harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, charges, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Person in any way relating to or arising out of this Agreement or any document contemplated by or referred to herein, or the transactions contemplated hereby, or any action taken or omitted by any such Person under or in connection with any of the foregoing, including with respect to any investigation, litigation or proceeding (including any Insolvency Proceeding or appellate proceeding) related to or arising out of this Agreement or the Letters of Credit or the use of the proceeds thereof, or related to any Offshore Currency transactions entered into in connection herewith, whether or not any Indemnified Person is a party thereto (all the foregoing, collectively, the "Indemnified Liabilities"); provided, that the Borrowers shall have no obligation hereunder to any Indemnified Person with respect to Indemnified Liabilities resulting solely from the gross negligence or willful misconduct of such Indemnified Person. The agreements in this Section shall survive payment of all other Obligations.

     11.06 Payments Set Aside. The Bank shall be under no obligation to marshall any assets in favor of the Company or any other Person or against or in payment of any or all of the Obligations. To the extent that any Borrower makes a payment to the Bank, or the Bank exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Bank in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any Insolvency Proceeding or otherwise, then to the extent of such recovery the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred.

     11.07 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Company and any Subsidiary Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Bank.


     11.08 Assignments, Participations, Etc. (a) The Bank may, with the written consent of the Company, which consent shall not be unreasonably withheld, at any time assign and delegate to one or more Eligible Assignees (each an "Assignee") all, or any part of the L/C Commitment, the L/C Obligations and the other rights and obligations of the Bank hereunder.

             (b) The Bank may at any time sell to one or more commercial banks or other Persons not Affiliates of the Company (a
"Participant") participating interests in the L/C Commitment of the Bank and the other interests of the Bank (the "originating
Bank") hereunder and under the other Loan Documents; provided, however, that (i) the originating Bank's obligations under this Agreement shall remain unchanged, (ii) the originating Bank shall remain solely responsible for the performance of such obligations, and (iii) the Borrower shall continue to deal solely and directly with the originating Bank in connection with the originating Bank's rights and obligations under this Agreement and the other Loan Documents. In the case of any such participation, the Participant shall not have any rights under this Agreement, or any of the other Loan Documents, and all amounts payable by the applicable Borrower hereunder shall be determined as if the Bank had not sold such participation;
except that, if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a lender under this Agreement.

             (c) Notwithstanding any other provision in this Agreement, the Bank may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement in favor of any Federal Reserve Bank in accordance with Regulation A of the FRB or U.S. Treasury Regulation 31 CFR e203.14, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law.

     11.09 Confidentiality. The Bank agrees to take and to cause its Affiliates to take normal and reasonable precautions and exercise due care to maintain the confidentiality of all non-public information provided to it by the Company or any Subsidiary under this Agreement or any other Loan Document, and neither it nor any of its Affiliates shall use any such information other than in connection with or in enforcement of this Agreement and the other Loan Documents or in connection with other business now or hereafter existing or contemplated with the Company or any Subsidiary; except to the extent such information (i) was or becomes generally available to the public other than as a result of disclosure by the Bank, or (ii) was or becomes available on a non-confidential basis from a source other than the Company or a Subsidiary, provided that such source is not bound by a confidentiality agreement with the Company or such Subsidiary known to the Bank; provided, however, that any Bank may disclose such information (A) at the request or pursuant to any requirement of any Governmental Authority to which the Bank is subject or in connection with an examination of the Bank by any such authority; (B) pursuant to subpoena or other court process, provided that the Company is given notice and an opportunity to seek a protective order other than if such subpoena or court process prohibits or effectively precludes such action; (C) when required to do so in accordance with the provisions of any applicable Requirement of Law; (D) to the extent reasonably required in connection with any litigation or proceeding to which the Bank or its Affiliates may be party; (E) to the extent reasonably required in connection with the exercise of any remedy hereunder or under any other Loan
Document; (F) to the Bank's independent auditors and other professional advisors; (G) to any Participant or Assignee, actual or potential, provided that such Person agrees in writing to keep such information confidential to the same extent required of the Bank hereunder; (H) as expressly permitted under the terms of any other document or agreement regarding confidentiality to which the Company or any Subsidiary is party or is deemed party with the Bank or such Affiliate; and (I) to its Affiliates. Notwithstanding any provision of this Agreement to the contrary, while no Default or Event of Default exists, neither the Company nor any of its Subsidiaries will be required to disclose, permit the inspection, examination, copying or making extracts of, or discussions of, any document, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, or (ii) in respect to which disclosure to the Bank (or its designated representatives) is then prohibited by (a) law, or (b) an agreement binding upon the Company or any Subsidiary that was not entered into by the Company or such Subsidiary for the primary purpose of concealing information from the Bank.

     11.10 Set-off. In addition to any rights and remedies of the Bank provided by law, if an Event of Default exists or the L/C Borrowings shall have been demanded, the Bank is authorized at any time and from time to time, without prior notice to any Borrower, any such notice being waived by the Borrowers to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, the Bank to or for the credit or the account of the Borrower against any and all Obligations owing to the Bank, now or hereafter existing, irrespective of whether or not the Bank shall have made demand under this Agreement or any Loan Document and although such Obligations may be contingent or unmatured.
The Bank agrees promptly to notify the Borrower after any such set-off and application made by the Bank; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

     11.11 Automatic Debits of Fees. With respect to any commitment fee, letter of credit fee or other fee, due and payable to the Bank, under the Loan Documents, the Borrowers hereby irrevocably authorize the Bank to debit any deposit account of each Borrower with the Bank in an amount such that the aggregate amount debited from all such deposit accounts does not exceed such fee or other cost or expense. If there are insufficient funds in such deposit accounts to cover the amount of the fee or other cost or expense then due, such debits will be reversed (in whole or in part, in the Bank's sole discretion) and such amount not debited shall be deemed to be unpaid. No such debit under this Section shall be deemed a set-off.

     11.12 Counterparts. This Agreement may be executed in any number of separate counterparts, each of which, when so executed, shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute but one and the same instrument.

     11.13 Severability. The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.



     11.14 No Third Parties Benefited. This Agreement is made and entered into for the sole protection and legal benefit of the Borrowers, the Bank and the Bank-Related Persons, and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents.

     11.15 Governing Law and Jurisdiction. (a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE
STATE OF CALIFORNIA; PROVIDED THAT THE BANK SHALL RETAIN ALL
RIGHTS ARISING UNDER FEDERAL LAW.

             (b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE
COURTS OF THE STATE OF CALIFORNIA OR OF THE UNITED STATES FOR
THE NORTHERN DISTRICT OF CALIFORNIA, AND BY EXECUTION AND
DELIVERY OF THIS AGREEMENT, EACH OF THE BORROWERS AND THE BANK
CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE
NON-EXCLUSIVE JURISDICTION OF THOSE COURTS.  EACH OF THE
BORROWERS AND THE BANK IRREVOCABLY WAIVES ANY OBJECTION,
INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE
GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER
HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH
JURISDICTION IN RESPECT OF THIS AGREEMENT OR ANY DOCUMENT
RELATED HERETO.  THE BORROWERS AND THE BANK EACH WAIVE PERSONAL
SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE
MADE BY ANY OTHER MEANS PERMITTED BY CALIFORNIA LAW.

     11.16 Waiver of Jury Trial. THE BORROWERS AND THE BANK EACH WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, IN ANY ACTION, PROCEEDING OR
OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES
AGAINST ANY OTHER PARTY OR ANY BANK-RELATED PERSON, PARTICIPANT
OR ASSIGNEE, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT
CLAIMS, OR OTHERWISE.  THE BORROWERS AND THE BANK EACH AGREE
THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE
PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN
PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS
AGREEMENT OR THE OTHER LOAN DOCUMENTS OR ANY PROVISION HEREOF OR THEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

     11.17 Judgment. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Bank could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrowers in respect of any such sum due to the Bank hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the "Judgment Currency") other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the "Agreement
Currency"), be discharged only to the extent that on the Business Day following receipt by the Bank of any sum adjudged to be so due in the Judgment Currency, the Bank may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Bank in the Agreement Currency, the Borrowers agree, as a separate obligation and notwithstanding any such judgment, to indemnify the Bank or the Person to whom such obligation was owing against such loss. If the amount of the Agreement currency so purchased is greater than the sum originally due to the Bank in such currency, the Bank agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under applicable law).

      11.18 Entire Agreement. This Agreement, together with the other Loan Documents, embodies the entire agreement and understanding among the Company, any Subsidiary Borrower and the Bank, and supersedes all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof.





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     IN WITNESS WHEREOF, the parties hereto have
caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.



                CIRRUS LOGIC, INC.


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                CIRRUS LOGIC INTERNATIONAL, LTD.



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                BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION





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